UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934, as amended

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WESTMONT RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)
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WESTMONT RESOURCES, INC.
155 108th Avenue NE, Suite 150
Bellevue, WA 98004

INFORMATION STATEMENT

This Information Statement (this “Information Statement”) is being furnished to all holders of shares of Common Stock, par value $0.001 per share (“Common Stock”) and all holders of shares of Class A Preferred stock, par value $0.001 per share (“Class A Preferred Stock”) of record at the close of business on October 26, 2009 (collectively, the “Stockholders”) of Westmont Resources, Inc., a Nevada corporation (the “Company”), with respect to certain corporate actions of the Company.  This Information Statement is first being provided to the Stockholders on or about January 19, 2010.

The corporate actions involve two (2) proposals (collectively, the “Proposals”) providing for the following:

1.
To approve a 1 – for – 50 reverse split of the issued and outstanding shares of Common Stock such that each fifty (50) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share.

To approve a 1 – for – 50 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each fifty (50) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share.

2.	To ratify the actions of the Board of Directors which voted to remove Peter Lindhout as a Director pursuant to NRS 78.335 of the General Corporate Law of Nevada.

ONLY THE STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 26, 2009 ARE ENTITLED TO NOTICE OF THE PROPOSAL.  PRINCIPAL STOCKHOLDERS WHO COLLECTIVELY HOLD IN EXCESS OF SIXTY-NINE AND SEVENTY-SEVEN HUNDREDS PERCENT (69.77%) OF THE COMPANY’S SHARES OF VOTING CAPITAL STOCK ENTITLED TO VOTE ON THE PROPOSAL HAVE VOTED IN FAVOR OF THE PROPOSAL.  AS A RESULT, THE PROPOSAL HAS BEEN APPROVED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDERS OF THE COMPANY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce E. Fischer
Bruce E. Fischer
Chief Executive Officer

Bellevue, Washington
Tuesday, 12 January 2010

WESTMONT RESOURCES, INC.
155 108th Avenue NE, Suite 150
Bellevue, WA 98004
_________________________

INFORMATION STATEMENT
_________________________

This Information Statement (this “Information Statement”) contains information related to certain corporate actions of Westmont Resources, Inc., a Nevada corporation (the “Company”), and is expected to be mailed on or about January 19, 2010 to all holders of the voting capital stock of the Company, which includes all holders of Common Stock, par value $0.001 per share (“Common Stock”) and all holders of Class A Preferred Stock (“Class A Preferred”) of record at the close of business on October 26, 2009 (collectively, the “Stockholders”).

ABOUT THE INFORMATION STATEMENT

What Is The Purpose Of The Information Statement?

This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to notify the Stockholders, as of the close of business on October 26, 2009 (the “Record Date”), of the corporate actions taken pursuant to the written consent of certain principal stockholders.

Specifically, holders of our Class A Preferred Stock and Common Stock are expected to act upon certain corporate matters outlined in this Information Statement, which action is expected to take place on March 1, 2010, consisting of: (i) the  approval of a 1 – for – 50 reverse split of the issued and outstanding shares of Common Stock  such that each fifty (50) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share; (ii) the approval of a 1 – for – 50 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each fifty (50) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share; and (iii) To ratify the actions of the Board of Directors who voted to remove Peter Lindhout as a Director.

Who Is Entitled To Notice?

All holders of shares of Class A Preferred Stock and Common Stock on the close of business on the Record Date will be entitled to notice of each matter voted upon by the principal stockholders pursuant to the written consent of the principal stockholders.  Specifically, the holders of a majority of the Class A Preferred Stock and Common Stock have voted in favor of the Proposals listed in this notice.  Under Nevada corporate law Section NRS 78.320, all the activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than a majority (greater than 50.00%) of the holders of voting stock in lieu of a meeting of the stockholders.  In the case of the removal of a director Nevada corporate law Section NRS 78.335 requires stockholder approval which may also be taken by obtaining the written consent and approval of more than a two-thirds majority (greater than 66.66%) of the holders of voting stock in lieu of a meeting of the stockholders.

Because the holders of more than two-thirds (66.66%) of the collective voting rights of the Class A Preferred and Common Stock voted in favor of the Proposals, no action by the minority stockholders in connection with the Proposals set forth herein is required.

Who Are The Principal Stockholders And How Many Votes Are They Entitled to Cast?

Certain principal stockholders and officers and directors, consisting of Dr. Bruce E. Fischer, a member of our Board of Directors and Chief Executive Officer, in his capacity as Managing Director of F&M, Inc., and Glenn McQuiston, a member of our Board of Directors and our President, Secretary and Chief Financial Officer, in his capacity as Managing Director of Alpha-Omega Tech Group, Inc., both of which entities, collectively, are the holders of 3,000,000 shares of Class A Preferred Stock with Voting rights of 160 votes per share of Class A Preferred Stock, or 66.66% of the 4,500,000 issued and outstanding shares of Class A Preferred Stock as of the Record Date and 65,800,000 shares of our Common Stock with voting rights of 1 vote per share of Common stock, or 68.09% of the 96,633,000 issued and outstanding shares of Common Stock as of the Record Date.

The Collective voting rights of F&M Inc and Alpha-Omega Tech Group Inc represent 69.77% of the total issued and outstanding voting rights of the Company.

What Corporate Matters Have The Principal Stockholders Voted For?

The principal stockholders that hold a greater than two-thirds majority, 69.77% of the total issued and outstanding voting Rights of the Company have voted by written consent for the approval and ratification of both of the Board of Directors proposals described in this Information Statement. (1)

Class of Stock	Shareholder	Shares in Class	Percent of Ownership in Class	Percent of Voting Rights
Common Stock	F&M, Ltd. 1100 Dexter Avenue N. Seattle, WA 98109	22,500,000(2) (3)	22.28%	2.76%
Common Stock	Alpha-Omega Tech Group, Inc. 1100 Dexter Avenue N. Seattle, WA 98109	43,300,000(2) (3)	44.81%	5.30%
Class A Preferred	F&M, Ltd. 1100 Dexter Avenue N. Seattle, WA 98109	1,500,000(2) (3)	33.33%	30.86%
Class A Preferred	Alpha-Omega Tech Group, Inc. 1100 Dexter Avenue N. Seattle, WA 98109	1,500,000(2) (3)	33.33%	30.86%

Notes:

(1) Based on 4,500,000 shares of Class A Preferred stock and 96,633,000 shares of our common stock issued and outstanding as of October 26, 2009. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on October 26, 2009.
(2) Dr. Bruce Fischer is the Managing Director of both F&M, Ltd., a Nevada corporation, and The Avalon Group, Inc., a Nevis corporation, which has a Ninety-five percent (95%) ownership interest in F&M, Ltd.  The Avalon Group, Inc. also has a Twenty-five percent (25%) interest in Alpha-Omega Technology Group, Inc.  Dr. Fischer’s indirect holdings reflect these beneficial interests, through the ownership interests of The Avalon Group, Inc., in both F&M, Ltd. and Alpha-Omega Technology Group, Inc.
(3)  Glenn McQuiston has a Five percent (5%) ownership interest in F&M, Ltd., a Nevada corporation, Mr. McQuiston also has a Twenty-five percent (25%) interest in Alpha Omega Tech Group, Inc.

What is the Recommendation of the Board of Directors?

•
On October 26, 2009, the Board of Directors unanimously adopted resolutions approving the 1 for 50 Reverse Split of all the capital stock of the Company.  The Board of Directors recommends adoption of these proposals.  A Super Majority (greater than 66.67%) of the shareholders of the Company approved this proposal by written consent.

•
On October 23, 2009, the Board of Directors by majority vote adopted resolutions approving the removal of Mr. Peter Lindhout as a Director.  The Board of Directors recommends adoption of this proposal. A Super Majority (greater than 66.67%) of the shareholders of the Company approved this proposal by written consent.

What Vote Is Required To Approve The Proposals?

Proposal #1

Reverse Split of Common and Class A Preferred Stock:  (i) For the approval of a 1 – for – 50 reverse split of the issued and outstanding shares of Common Stock such that each fifty (50) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share, a vote of a simple majority (greater than 50.00%) of the voting capital stock is required to approve the Proposal. As a result, a vote to approve this Proposal by a simple majority of the holders of greater than 50.00% of the collective voting rights of the capital stock of the Company is sufficient to approve the Proposal; and (ii) For the approval of a 1 – for – 50 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each fifty (50) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share, a vote of a simple majority (greater than 50.00%) of the voting capital stock is required to approve the Proposal. As a result, a vote to approve this Proposal by a simple majority of the holders of greater than 50.00% of the collective voting rights of the capital stock of the Company is sufficient to approve the Proposal.

Proposal #2

Remove Peter Lindhout as a Director. For the proposal to ratify the actions of the Board of Directors which voted to remove Peter Lindhout as a Director.  As a result, and pursuant to NRS 78.335 of the General Corporate Laws of Nevada, a vote of a two-thirds majority (greater than 66.66%) of the voting capital stock is required to approve the Proposal. As a result, a vote to approve this Proposal by a two-thirds majority of the holders of greater than 66.66% of the collective voting rights of the capital stock of the Company is sufficient to approve the Proposal.

PRINCIPAL STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information concerning the number of shares of our common stock owned beneficially as of October 26, 2009 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our directors, and our named executive officers.

Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

5.00% Common Stock – Beneficial Ownership

Title of Class	Name and Address of Owner	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Common	F&M Inc 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109		22,500,000	Direct	23.28%		2.76%
Common		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	21,375,000	Indirect	22.12%	F&M Inc
Common		Glenn McQuiston 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	1,125,000	Indirect	1.16%	F&M Inc
Common	Alpha-Omega Tech Group Inc 155 - 108th Avenue NE, Suite 150 Bellevue, WA 98004		43,300,000	Direct	44.81%		5.30%
Common		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	10,825,000	Indirect	11.20%	Alpha-Omega Tech Group Inc
Common		Glenn McQuiston 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	10,825,000	Indirect	11.20%	Alpha-Omega Tech Group Inc
Common		Lawrence Grella Director 2901 Powderhorn Dr. Eugene, OR 97408	10,825,000	Indirect	11.20%	Alpha-Omega Tech Group Inc
Common		Sally Valardi PO Box 267, Kirkland, WA 98083	10,825,000	Indirect	11.20%	Alpha-Omega Tech Group Inc
Common	Andrew Jarvis 101 Convention Ctr. Drive Suite 170 Las Vegas, NV 89109	Andrew Jarvis 101 Convention Ctr. Drive Suite 170 Las Vegas, NV 89109	7,500,000	Direct	7.76%	Andrew Jarvis	0.92%
Common	Peter Lindhout 110 Wall Street, 11th Floor New York, NY 10005	Peter Lindhout 110 Wall Street, 11th Floor New York, NY 10005	7,500,000	Direct	7.76%	Peter Lindhout	0.92%
Common	Javan King 110 Wall Street, 11th Floor New York, NY 10005	Javan King 110 Wall Street, 11th Floor New York, NY 10005	7,500,000	Direct	7.76%	Javan King	0.92%

TOTAL PERCENTAGE OF VOTING RIGHTS OF COMMON INSIDERS AND AFFILIATES							10.81%

5.00% Class A Preferred Stock – Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Class A Preferred	F&M Inc 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109		1,500,000	Direct	33.33%		30.86%
Class A Preferred		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	1,425,000	Indirect	31.67%	F&M Inc
Class A Preferred		Glenn McQuiston 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	75,000	Indirect	1.67%	F&M Inc
Class A Preferred	Alpha-Omega Tech Group Inc 155 - 108th Avenue NE, Suite 150 Bellevue, WA 98004		1,500,000	Direct	33.33%		30.86%
Class A Preferred		Dr. Bruce Fischer The Avalon Group Ltd 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	375,000	Indirect	8.33%	Alpha-Omega Tech Group Inc
Class A Preferred		Glenn McQuiston 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	375,000	Indirect	8.33%	Alpha-Omega Tech Group Inc
Class A Preferred		Lawrence Grella Director 2901 Powderhorn Dr. Eugene, OR 97408	375,000	Indirect	8.33%	Alpha-Omega Tech Group Inc
Class A Preferred		Sally Valardi PO Box 267, Kirkland, WA 98083	375,000	Indirect	8.33%	Alpha-Omega Tech Group Inc
Class A Preferred	Andrew Jarvis 101 Convention Ctr. Drive Suite 170 Las Vegas, NV 89109	Andrew Jarvis 101 Convention Ctr. Drive Suite 170 Las Vegas, NV 89109	500,000	Direct	11.11%	Andrew Jarvis	10.29%
Class A Preferred	Peter Lindhout 110 Wall Street, 11th Floor New York, NY 10005	Peter Lindhout 110 Wall Street, 11th Floor New York, NY 10005	500,000	Direct	11.11%	Peter Lindhout	10.29%
Class A Preferred	Javan King 110 Wall Street, 11th Floor New York, NY 10005	Javan King 110 Wall Street, 11th Floor New York, NY 10005	500,000	Direct	11.11%	Javan King	10.29%

TOTAL PERCENTAGE OF VOTING RIGHTS OF PREFERRED INSIDERS AND AFFILIATES							92.58%

Officers and Directors – Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Ownership based on Shareholder	Percent of Voting Rights
Common	Dr. Bruce Fischer Managing Director and Chief Executive Officer – 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	32,200,000	Indirect	33.32%	F&M Inc and Alpha-Omega Tech Group Inc	3.94%
Class A Preferred	Dr. Bruce Fischer	1,800,000	Indirect	40.00%	F&M Inc and Alpha-Omega Tech Group Inc	37.03%
Common	Glenn McQuiston Director, President, Secritary and Chief Financial Officer - 1100 Dexter Avenue N, Suite 100, Seattle, WA 98109	11,950,000	Indirect	12.37%	F&M Inc and Alpha-Omega Tech Group Inc	1.46%
Class A Preferred	Glenn McQuiston	450,000	Indirect	10.00%	F&M Inc and Alpha-Omega Tech Group Inc	9.26%
Common	Lawrence Grella Director 2901 Powderhorn Drive, Eugene, OR 97408	10,825,000	Indirect	11.20%	Alpha-Omega Tech Group Inc	1.33%
Class A Preferred	Lawrence Grella Director 2901 Powderhorn Drive, Eugene, OR 97408	375,000	Indirect	8.33%	Alpha-Omega Tech Group Inc	7.71%

TOTAL PERCENTAGE OF VOTING RIGHTS OF OFFICERS AND DIRECTORS						60.73%

NOTES
(1) Based on 4,500,000 shares of our Class A Preferred issued and outstanding and 96,633,000 shares of our common stock issued and outstanding as of October 26, 2009. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on October 12, 2009.

(2) Dr. Bruce Fischer is the Managing Director of both F&M, Ltd., a Nevada corporation, and The Avalon Group, Inc., a Nevis corporation, which has a Ninety-five percent (95%) ownership interest in F&M, Ltd.  The Avalon Group, Inc. also has a Twenty-five percent (25%) interest in Alpha-Omega Technology Group, Inc.  Dr. Fischer’s indirect holdings reflect these beneficial interests, through the ownership interests of The Avalon Group, Inc., in both F&M, Ltd. and Alpha-Omega Technology Group, Inc.

(3)  Sally Vilardi has a Twenty-five percent (25%) interest in Alpha Omega Tech Group, Inc.

(4)  Lawrence Grella has a Twenty-five percent (25%) interest in Alpha Omega Tech Group, Inc.

(5)  Glenn McQuiston has a Five percent (5%) ownership interest in F&M, Ltd., a Nevada corporation.  Mr. McQuiston also has a Twenty-five percent (25%) interest in Alpha Omega Tech Group, Inc.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages and titles as of January 12, 2010 are as follows:

Name of Director	Age	Position
Dr. Bruce E. Fischer	46	Chief Executive Officer and Managing Director
Glenn McQuiston	55	President, Chief Financial Officer, Treasurer, Secretary and a Director
Lawrence Grella	42	Director

Dr. Bruce E. Fischer – Managing Director and Chief Executive Officer.  Dr. Fischer became our Managing Director and Chief Executive Officer and a member of the Board of Directors on November 21, 2008.  Dr. Fischer joined Avalon Group Ltd, in 1996 as its Managing Director and continues to serve in such capacity with responsibilities for overseeing all aspects of its multi-national agricultural development business.  Dr. Fischer co-founded Land and Sea Development Company in 1997; Land and Sea Development Foundation in 2003; Jasper Agro-Development SA in 1999; TerraSolve Inc in 2000; Land and Sea Development LLC in 2003; US BioFuels Inc. in 2000; Thai-Tea Ltd in 2004; Israeli Agro-Investment Services Ltd in 2006; Negev Agro Inc in 2005; Negev Agro LP in 2005; Negev Agro 2 LP in 2006; GSF Ltd in 2003; Expedition Leaders Inc in 2003; Avalon International Inc in 2005 and Anviron Corporation in 2007.  From March 2008 to present, Dr. Fischer has also served as the Managing Director of Anviron Holding Company, a publicly traded Company involved in the manufacturing of organic products for the agriculture industry.  Dr. Fischer received a BS in Accounting and BS in Geology from Long Island University. He also received his PhD in Environmental Engineering in post graduate studies.

Glenn R. McQuiston – Chief Financial Officer, Treasurer and a Director.  Mr. McQuiston served as an officer and director of the Westmont Resources, Inc. from November 21, 2008 until March 1, 2009, at which time he resigned as a director.  Effective March 26, 2009, he rejoined the Board of Directors.  Mr. McQuiston was appointed a Director of Anviron Holdings, Inc. in March, 2008. Mr. McQuiston is a founder and CEO of Resort Society, Inc. a luxury tour company established in May, 2008. Since 2002, Mr. McQuiston has served as CEO of Integrated Trading, Inc, doing business as Get2Networks a technology based marketing services company. From 2003 to 2005, Mr. McQuiston also served as CEO of Expedition Leaders, a company engaged in the tour and cruise business. Previously, from 1991 through 2001 Mr. McQuiston served as the CEO of Society Expeditions International, a multi-national leading luxury adventure cruise and tour operator. Mr. McQuiston is a member in good standing of the Washington State Bar Association. Mr. McQuiston graduated cum laude from Seattle University School of Law in 1980. Previously he received a Masters in International Business from The Garvin Graduate School of International Management (Thunderbird).

Lawrence Grella – Director.  Mr. Grella was named a Director on March 26, 2009.   From June 2008 through March 2009, Mr. Grella served as Chief Operating Officer of Wincare LLC and MIT LLC, leading providers of technology solutions to the long-term health care market, both located in Medford, Oregon.  In February 2003, Mr. Grella founded EPIC LLC, a leading provider of technology solutions in the RFID marketplace. EPIC's solutions include custom software applications for asset management and inventory tracking, specialized installations of data capture equipment and middleware applications. Mr. Grella acted as President and CEO of EPIC and over the last five years grew the company from “business plan” to multimillion dollar revenues and profitability. Significant clients utilizing EPIC products include Lithia Motors, Safeway, Federated Department Stores, Ash Grove Cement, Nucor Yamato Steel and Morton Salt among others. Mr. Grella received his Bachelor of Arts in Biology from Long Island University.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Our mining industry segment has no employees and utilizes contracts with 3rd parties when needed.

Our technology industry segment has 4 employees.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.

Audit Committee Financial Expert

Not applicable as we do not presently have an audit committee.

Director Independence

Quotations for our common stock are entered on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Each of our directors acts as an executive officer of the corporation.

EXECUTIVE COMPENSATION

Summary Compensation Table

We did not pay any compensation to our executive officers and director during the fiscal year ended May 31, 2009, except for the issuance of Class A preferred stock on May 8, 2009 to certain existing and former officers and directors.   The compensation for the fiscal year ended May 31, 2009 is as follows:

		Shares of Class A
		Preferred Stock
Name	Title	Awarded	Value Per Share

Bruce E. Fischer	Managing Director/CEO	1,500,000	$0.001
Peter Lindhout	Chairman of the Board
	(until 10/26/09) President
	(until 10/16/09)	500,000	$0.001
Andrew Jarvis	Secretary and a director (until 10/13/09)	500,000	$0.001
Javan King	Director (until 3/01/09)	500,000	$0.001

Subsequent to the fiscal year ended May 31, 2009, we issued additional Class A preferred stock as compensation on October 18, 2009, as follows:

		Shares of Class A
		Preferred Stock
Name	Title	Awarded	Value Per Share

Glenn McQuiston	Chief Financial Officer	1,500,000	$0.001

Outstanding Equity Awards At Fiscal Year-End

As at November 18, 2009, we did not have any outstanding equity awards.

Employment Contracts

We have no employment contracts, termination of employment or change-in-control arrangements with any of our executive officers or other employees.

DESCRIPTION OF SECURITIES

The current authorized capital stock of our Company consists of Seven Hundred and Fifty Million (750,000,000) shares of Common Stock, par value $0.001 per share and Twenty-Five Million Preferred Stock, par value $0.001.  As of October 26, 2009, 96,633,000 shares of Common Stock were issued and outstanding and 4,500,000 shares of Class A Preferred Stock were issued and outstanding.  No Common or Class A Preferred shares have been issued since October 26, 2009.   The following description is a summary of the capital stock of our Company and contains the material terms of our voting capital stock. Additional information can be found in our Certificate of Incorporation and our Bylaws.

Common Stock

On October 26, 2009 (the “Record Date”), there were 96,633,000 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one (1) vote on each matter submitted to a vote of our stockholders, including the election of Directors. There is no cumulative voting.  The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board. Common Stock holders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, our Common Stock holders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

(1)           Dividends.  Each share of the Series A Preferred Shares shall be entitled to receive dividends and distributions on that share on a “pari passu” basis with the Company’s common stock when, and if, dividends are declared on the Company’s common stock, whether in cash or property.

(2)           Conversion of Series A Preferred Shares.  Series A Preferred Shares shall be convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), on the terms and conditions set forth in this Section (2).

(a)           Certain Defined Terms.  For purposes of this Amended and Restated Certificate of Designations, Preferences and Rights (the “Certificate of Designations”), the following terms shall have the following meanings:

(i)           “Business Day” means any day in which the Principal Market is open for business.

(ii)           “Issuance Date” means, with respect to the Series A Preferred Shares the date of issuance of the applicable Series A Preferred Shares.

(iii)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b)           Holder’s Conversion Right.  Subject to the provisions and limitations of Sections 2(d), below, at any time or times two (2) or more years after the Issuance Date, any Holder of Series A Preferred Shares shall be entitled to convert any whole number of Series A Preferred Shares into fully paid and non-assessable shares of Common Stock in accordance with Section 2(e).

(c)           Conversion Rate.  Each share of the Series A Preferred Shares shall be converted into 160 shares of Common Stock issuable upon conversion pursuant to Section 2(b), above.

                (d)           Limitation on Beneficial Ownership.  The Company shall not effectuate any conversion of any Series A Preferred Share and no holder of any Series A Preferred Share shall have the right to convert any Series A Preferred Share pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person’s affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of any Series A Preferred Share or otherwise (including without limitation, exercise of any warrant), in excess of 4.9% of the outstanding shares of the Common Stock following such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted Series A Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  Notwithstanding anything to the contrary contained herein, each Conversion Notice (defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(d)) and (B) the holder will not have acquired, through conversion of any Series A Preferred Share or otherwise (including without limitation, exercise or any Warrant), a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company’s most recent Form 8-K,  Form 10-Q or Form 10-K, as the case may be, or Pink Sheets LLC, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of any Series A Preferred Share by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

(e)           Mechanics of Conversion.  The conversion of Series A Preferred Shares shall be conducted in the following manner:

(i)  Holder’s Delivery Requirements.  To convert Series A Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)           Company’s Response.  Upon receipt by the Company of the Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and within two Business Days following receipt of the Preferred Stock Certificates  instruct the Company’s Transfer Agent to process a request for issuance of the requisite number of shares of Common Stock.  The Company’s Transfer Agent shall (A) issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of Series A Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s), issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Series A Preferred Shares not converted.

(iii)           Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(3)           Reservation of Shares.  The Company shall, at all times so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares (the “Reserved Amount”) of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding that, at such time or times are eligible for such conversion.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Preferred Shares based on the number of Series A Preferred Shares held by each Holder at the time of issuance of the Series A Preferred Shares or increase in the number of reserved shares, as the case may be.  In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Series A Preferred Shares shall be allocated to the remaining Holders of Series A Preferred Shares, pro rata based on the number of Series A Preferred Shares then held by such Holders.

(4)           Voting Rights.  Except as otherwise provided herein or required by law, the Holders of Series A Preferred Shares and the holders of Common Stock shall vote together and not as separate classes, and the Series A Preferred Shares shall be counted on an “as converted” basis multiplied by One Hundred Sixty (160).

(5)           Liquidation, Dissolution, Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount equal to the conversion rights of the Series A Preferred Shares (the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Series A Preferred Shares, then each Holder of Series A Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.  Neither the consolidation nor merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.  No Holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Series A Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(6)           Preferred Rank.  All shares of Series A Preferred Shares shall be of senior rank as to all shares of any other series of preferred stock, if any, in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

All shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A Preferred Shares. Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  Without the prior express written consent of the Holders of not less than three-fifths (3/5) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Nevada Secretary of State or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, Designations and preferences provided for herein and no merger shall result inconsistent therewith.

(7)           Vote to Change the Terms of Series A Preferred Shares.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than three-fifths (3/5) of the then-outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, Designations, preferences and rights of the Series A Preferred Shares.

(8)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

(9)           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder of Series A Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(10)           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(11)           Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder of Series A Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Options

No options are outstanding as of the date of this Information Statement.

Warrants

No warrants are outstanding as of the date of this Information Statement.

Anti-Takeover Effects of Provisions of the Articles Of Incorporation, Bylaws and Nevada Law

Authorized and Unissued Stock

The authorized but unissued shares of our Common Stock are available for future issuance without the approval of our stockholders. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to our stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Board. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Nevada Anti-Takeover Laws

Nevada Revised Statutes (“NRS”) Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.

The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Furthermore, we do not conduct business in the State of Nevada and we do not intend to conduct business in the State of Nevada in the near future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

Transfer Agent and Registrar

Empire Stock Transfer, Inc. is the transfer agent and registrar of our Common Stock. Their address is 1859 Whitney Mesa Drive, Henderson, NV 89074, and their telephone number is 702-818-5898.

INTEREST OF CERTAIN PERSONS IN OPPOSITION TO MATTERS TO BE ACTED UPON

(a) No officer or Director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or Director of the Company.

(b) No Director in good standing with the Company has informed the Company that he intends to oppose the actions to be taken by the Company as set forth in this Information Statement.

ADDITIONAL INFORMATION

Additional information concerning Westmont Resources, Inc., including its annual and quarterly reports filed with the SEC, may be accessed through the SEC’s EDGAR archives at www.sec.gov.

PROPOSAL 1 - REVERSE SPLIT OF THE COMPANY’S CAPITAL STOCK

The Company’s Board proposes to effectuate a 1 – for – 50 reverse split of the total issued and outstanding shares Capital Stock of the Company as follows:

1.
A 1 – for – 50 reverse split of the issued and outstanding shares of Common Stock such that each fifty (50) shares of Common Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Common Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, $0.001 par value (the “New Common Stock”), with any fractional interest rounded up to the nearest whole share.

2.
A 1 – for – 50 reverse split of the issued and outstanding shares of Class A Preferred Stock such that each fifty (50) shares of Class A Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the effective date (the “Old Class A Preferred Stock”) shall be recombined, reclassified and changed into one (1) share of the corporation's Class A Preferred Stock, $0.001 par value (the “New Class A Preferred Stock”), with any fractional interest rounded up to the nearest whole share.

Purpose of a Reverse Split of the Company’s Common and Preferred Stock

There are various reasons for the proposed Reverse Split, the foremost of which is to increase the price of the Company's traded Common Stock, which the Board believes would foster confidence in the Company and assist it in obtaining financing on more favorable terms than otherwise might be available.

Another projected benefit of the Reverse Split would be a very substantial reduction in the transaction costs associated with trading in the Company's Common Stock.   In most cases, trading  costs include both "brokers" trading commissions and the "indirect cost" of "dealer markup," that is, the difference between the buying and selling prices of dealers in a given stock the "bid-ask spread")

Further, the Board of Directors believes that the reduction in the number of common shares outstanding, without any corresponding material alteration in the economic composition of the Company or the relative interests of the securities holders would thus likely decrease the public and institutional perception of the Company's Common Stock and thus decrease investor interest.  Therefore, a corresponding reduction in the Class A Preferred Stock is also required to enhance the public and institutional perception of the Company's Common Stock and thus increase investor interest.

However, no assurance can be given that the market price of the Common Stock will increase in direct proportion to the ratio of the Reverse Split.  A failure of the stock's trading price to completely reflect the mathematics of the Reverse Split would result in a reduction in the market value of the Company's securities, but, on the other hand, it is no less likely that the Reverse Split may result in a disproportionately increased value of the market value of the Company's Common Stock.

There can be no assurance that the total market capitalization of the Common Stock after the proposed Reverse Stock Split will be equal to the total market capitalization before the proposed Reverse Stock Split or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

Potential Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split, each holder of shares of our Common Stock (the "Old Common Stock") and our Class A Preferred Stock (“Old Class A Preferred Stock”) immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Common Stock (the "New Common Stock") and or our Class A Preferred Stock (“New Class A Preferred Stock”) after consummation of the Reverse Stock Split.  Although the Reverse Stock Split, will not, by itself, impact our assets or properties, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital.  The Reverse Stock Split will not result in some stockholders owning "odd-lots."  All fractional share holdings shall be rounded up to whole numbers. For example, if a shareholder owns 101 shares of Old Common Stock, after a 1-for-50 Reverse Stock Split, that shareholder will now own 3 shares of New Common Stock, not 2.02 shares of New Common Stock.  All outstanding options, warrants, rights and convertible securities, including shares of our Series A Preferred Stock, will be appropriately adjusted for the Reverse Stock Split automatically on the effective date of the Reverse Stock Split.  The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in us.  None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock will be affected by the Reverse Stock Split.  Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to one share of the Old Common Stock.

The number of shares of Common and Preferred Stock issued and outstanding will be reduced to a number that will be approximately equal to (a) the number of shares of Common and Preferred Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (b) 50, and (c) increased by the rounding up of any fractional shares to whole shares.  With the exception of the number of shares issued and outstanding, the rights and preference of the shares of Common and Preferred Stock prior and subsequent to the Reverse Stock Split will remain the same.  It is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders or any aspect of our business would materially change as a result of the Reverse Stock Split.  Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act.  The Reverse Stock Split is not the first step in, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act.  Additionally, the Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act as we will continue to be subject to the Exchange Act's periodic reporting requirements.

Increase of Shares of Common and Preferred Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common and Preferred Stock issued and outstanding and an associated increase in the number of authorized shares, which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares").  The Increased Available Shares may be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

Effectiveness of Reverse Stock Split

The Reverse Stock Split will be affected at a ratio of one-for-fifty. Commencing on the date of the Reverse Stock Split, each Old Common Stock certificate and Old Preferred Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock and Preferred Stock resulting from the Reverse Stock Split and each stockholder of record who owns a fewer number of shares of our Common Stock or Preferred Stock than the Reverse Stock Split ratio shall have his or her fractional shares rounded up to equal one whole share of New Common Stock or New Preferred Stock.

Summary of Advantages and Disadvantages of Reverse Stock Split

There are certain advantages and disadvantages of voting for the Reverse Stock Split. The advantages include:

•	To increase the price per share of our Common and Preferred Stock which would increase our ability to raise investment capital.

•	To have shares of Common and Preferred Stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•	Reduction of share holdings, which for some stockholders would result in “Odd Lots” which may be more costly to sell.

•
The possibility that the increase in price per share occurring at the time of the Reverse Stock Split will not hold and that the share price may fall, thus decreasing the overall value of one’s stockholdings.

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Company’s Board, at that time.

Recommendation of the Board of Directors

Our Board unanimously recommended a vote “FOR” the approval to effectuate a 1-for-50 reverse split of the Company’s Common and Preferred Stock.

No Voting of Stockholders Required

We are not soliciting any votes with regard to the proposal to effectuate a 1-for-50 reverse split of the Company’s Common and Preferred Stock.   Certain principal stockholders that have voted in favor of this Proposal hold 69.77% of the total issued and outstanding shares of voting stock and accordingly, these principal stockholders have sufficient shares to approve the Proposal.

PROPOSAL 2  – RATIFY THE ACTIONS OF THE BOARD OF DIRECTOS WHICH VOTED TO REMOVE PETER LINDHOUT AS A DIRECTOR

The Company’s Board proposes that two-thirds of the stockholders, as required by NRS 78.335 of the General Corporate Law of Nevada, ratify the actions of the Board of Directors, which, on October 23, 2009, voted to remove Peter Lindhout as a Director.

Purpose of a Ratification of Actions of the Board of Directors

Nevada Revised Statutes Section 78.335 requires that a vote of two-thirds of the voting power of the issued and outstanding capital stock entitled to vote be obtained in order to remove a Director.  On October 23, 2009, the Board of Directors voted to remove Peter Lindhout as a Director and a vote of the stockholders is needed to ratify the actions of the Board of Directors.

Advantages and Disadvantages of Ratifying Actions of Board of Directors

The Board of Directors decision to vote to remove Peter Lindhout as a Director was made as a result of the Board of Directors belief that certain actions taken by Mr. Lindhout during his term in office as a Director were not in the best interests of the Company and its stockholders.  The advantages of ratifying the actions of the Board include:

•	To make the removal of Mr. Lindhout as a Director meet the statutory requirements under Nevada law.

•	To allow the Board of Directors to continue to function in a manner in the best interests of the Company’s stockholders.

•	The Board of Directors does not believe that there are any disadvantages to this proposal.

Recommendation of the Board of Directors

The majority of our Board recommended a vote “FOR” the approval to remove Mr. Lindhout as a Director without cause.

No Voting of Stockholders Required

We are not soliciting any votes with regard to the proposal to effectuate a1-for-50 reverse split of the Company’s Preferred Stock.   Certain principal stockholders that have voted in favor of this Proposal hold 69.77% of the total issued and outstanding shares of voting stock and accordingly, these principal stockholders have sufficient shares to approve the Proposal.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one (1) Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. The Company shall deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered.  A security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to the Company at 155 108th Avenue NE, Suite 150, Bellevue WA 98004; or by calling the Company at (206) 922-2203 and requesting a copy of the Information Statement. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future Information Statements and annual reports.

By Order of the Board of Directors

/s/ Dr. Bruce E. Fischer
Name: Dr. Bruce E. Fischer
Title: Chief Executive Officer

Bellevue, Washington
Tuesday, 12 January 2010